Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                           Investors:
Edward C. English, Vice President, Chief Financial Officer and Treasurer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320
or ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Completes Sale of Facility for $51.25 Million

Waltham, MA — October 19, 2005 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS)  today announced that it has completed the sale of its approximately 180,000 square foot corporate headquarters and research facility located in Waltham, Massachusetts to Intercontinental Real Estate Investment Fund III, LLC, an affiliate of Intercontinental Real Estate Corporation.  Concurrent with the closing of the transaction, PRAECIS signed a lease for 65,464 square feet of state-of-the-art laboratory and office space within the facility.

Under the terms of the transaction, Intercontinental paid $51.25 million for the facility.  The Company realized, net of fees and expenses, proceeds of approximately $50.4 million.  Concurrent with the closing, the Company retired the outstanding mortgage on the facility of approximately $31.4 million.  The remaining net proceeds of approximately $19.0 million will be used to further the Company’s research and development goals and objectives.

Richards, Barry, Joyce and Partners LLC acted as the broker for PRAECIS in the transaction.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies that either address unmet medical needs or offer improvements over existing therapies.  PRAECIS has a novel MetAP-2 inhibitor in clinical development for non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, Direct Select™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development.  PRAECIS has received approval to market Plenaxis® in Germany.

This news release contains forward-looking statements, including statements regarding the expected use of the net proceeds from the sale of the Company’s corporate headquarters and research facility.  These statements are based on the Company’s current beliefs and expectations as to future outcomes and are not guarantees of future events or performance.  These statements are subject to numerous risks, uncertainties and assumptions that could cause actual events and results to differ from those anticipated or projected, including, but not limited to, the Company’s ability to manage operating expenses and unexpected expenditures, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to various risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.  The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.